Exhibit 10.18

EMPLOYMENT AND SEPARATION AGREEMENT

This Agreement (“Agreement”) is made as of June 5, 2015 between Gannett Co., Inc., a Delaware corporation, for itself and its subsidiary, related and affiliated companies and their officers and directors, as well as for the companies anticipated to follow the completion of the separation (the “Spin”) of the business into Gannett/SpinCo and TEGNA/RemainCo, their subsidiary, related and affiliated companies and their officers and directors (collectively, “Gannett”), and David Payne for himself and for his heirs and assigns (“Payne”).

Gannett and Payne have agreed to terms governing both his continued employment with Gannett/SpinCo following the Spin, as well as the terms governing the expected separation of Payne from employment with Gannett/SpinCo and both desire to memorialize the financial, legal and other terms in connection therewith.

Gannett and Payne hereby agree as follows:

1.                                      Employment Continuation, Employment at Gannett/SpinCo., and Compensation.

A.                                    Payne shall continue in his current role as Senior Vice President and Chief Digital Officer for Gannett Co., Inc. through completion of the Spin, and shall be entitled to and receive such compensation, benefits, equity, perquisites, and rights as available to him presently.

B.                                    Following the Spin through January 4, 2016  or such later date as the parties may mutually agree (the “Term”) , Payne shall serve in the role of Chief Product Officer for Gannett/SpinCo.  Payne will report to Bob Dickey, CEO-designate of Gannett/SpinCo. Payne shall (i) continue to receive salary at his current rate of $580,000/yr. paid in equal monthly installments; (ii) be eligible for, and receive, his annual executive bonus (of 75% target of base salary) for work performed in 2015, payable in the normal course in February 2016, subject to approval by the Board of Directors of Gannett/SpinCo, and which shall in no event be less than 80% of the average of his three most recent annual bonuses; (iii) be eligible to receive distributions of such previously issued equity grants as may be made pursuant to the terms of such grants during such time period; and (iv) be entitled to such other benefits, perquisites, and rights as are generally made available for his position.

2.  Termination of Employment.

A.                                    This employment agreement is specifically contemplated to be an agreement of limited duration, and in order to secure Payne’s acceptance of this position, the parties are memorializing the compensation and benefits Payne will receive at the end of the Term or in the event his employment terminates earlier under certain circumstances.

B.                                    Termination of Employment by Gannett/SpinCo. Gannett/SpinCo shall have the right to terminate Payne’s employment for “Good Cause” upon written notice to Payne describing in detail the event that constitutes Good Cause following the occurrence of any of the following events, each of which shall constitute a “Good Cause” for such termination: (i) intentional misappropriation of Gannett/SpinCo funds or property by Payne; (ii) unreasonable and persistent neglect or refusal by Payne to perform the duties of his position, which Payne does not remedy within 30 days after receipt of written notice from Gannett/SpinCo specifying such alleged neglect or persistent refusal to perform; (iii) material breach by Payne of this Agreement which Payne does not remedy within 30 days after receipt of written notice from Gannett/SpinCo specifying such alleged material breach; or (iv) conviction of a felony.  Gannett/SpinCo may also terminate his employment for convenience (i.e., for any reason other than Good Cause), subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

C.                                    Termination of Employment by Payne.  Payne shall have the right to terminate his employment with Gannett/SpinCo prior to the January 4, 2016, date noted above, for “Good Reason” upon 30 days’ written notice to Gannett/SpinCo given within 90 days following the occurrence of any of the following events, each of which shall constitute a “Good Reason” for such termination: (i) Payne is not elected or retained as Chief Product Officer (or a substantially similar title or such other senior executive position as Payne may agree in writing to serve in); (ii) Gannett/SpinCo changes his reporting line to the CEO, and it does not remedy such situation within 30 days after receipt of written notice from Payne; or (iii) Gannett/SpinCo materially breaches this Agreement and it does not remedy such breach within 30 days after receipt of written notice from Payne.

D.  Consequence of Termination of Employment.

(1)                                 If Payne terminates his employment with Gannett/SpinCo for any reason other than Good Reason, or Gannett/SpinCo terminates his employment for Good Cause, Gannett/SpinCo shall have no further obligations under this Agreement except as may be required by applicable labor, employment and wage payment law.

(2)                                 At the end of the Term, and/or upon his death or total disability, and/or if Payne terminates his employment for Good Reason, and/or Gannett/SpinCo terminates his employment for convenience, then conditioned upon and subject to Payne or the legal representative of his estate or beneficiaries, subsequent to the ending of his employment,  executing a release agreement as set forth in Section 3 below with respect to claims which Payne or his estate or beneficiaries may have arising out of his employment or out of the ending of his employment (the “Release”), the following shall apply:

(i)                                     Payne shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed through the date his employment terminates (the “Termination Date”); and Gannett/SpinCo shall pay to Payne on the 30th day after the Termination Date, or such other date as may be required by operation of Section 13 of this Agreement, and provided that the Release has become effective and non-revocable as of that date (or within 10 days of the Release otherwise becoming effective and non-revocable), a cash lump sum severance payment in the amount of $507,500, representing six (6) months salary at his current rate (i.e., $290,000, and one-half of his target bonus amount (i.e., $217, 500.00).

(ii)                                  Payne will become 100% vested in any equity grants that would otherwise become vested on or before 1/1/16 under the current GCI RSU and TSR plans, which include the following:

1/1/12 Grant of Restricted Stock Units - 20,615 Shares (Vest: 12/31/15)

1/1/13 Grant of Performance Shares (“TSR’s”) - 26,717 (Vest:  1/1/16)

1/1/15 Grant of Restricted Stock Units - 25% of 10,016 Shares = 2,504 Shares (Vest 1/1/16).

(iii)                               Payne will receive his full-year 2015 bonus, which shall be based on performance against the 2015 goals established by Gannett/SpinCo, and which shall in no event be less than 80% of the average of his three most recent annual bonuses as of the Termination Date.

Payne shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which Gannett/SpinCo may have against Payne, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned as a result of his employment with another employer.

3.                                      Release and Waiver. Payne shall not be entitled to the post-termination payments described in paragraph 2D (2) (i) above, unless Payne has signed and not revoked, within thirty (30) days after the date of his termination a full and complete Release of Claims. The details of the Release of Claims shall be as follows.

A. Payne agrees to give up forever any and all legal claims, or causes of actions, he may have, or think he has, against Gannett, which for the sake of clarity means Gannett Co., Inc. its subsidiary, related and affiliated companies and their officers and directors, as well as the companies anticipated to follow the completion of the separation of the business into Gannett/SpinCo and TEGNA/RemainCo, their subsidiary, related and affiliated companies and their officers and directors This includes all legal claims that arose at any time before or at the time Payne signs this Agreement; it also includes those legal claims of which he knows and is aware, as well as any legal claims of which he may not know or be aware.

B. Several laws of the United States and the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, The Fair Labor Standards Act, as amended, The Family and Medical Leave Act of 1993, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. Payne may or may not be covered by any of these laws, but he agrees that this Release of Claims specifically includes any possible claims under any of these laws, including any claims for attorneys’ fees.

C. By referring to specific laws the parties do not intend to limit the Release of Claims to just those laws. All legal claims for money, damages, or any other relief that relate to or are in any way connected with Payne’s employment with Gannett or the termination of that employment, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are (i) those which cannot, as a matter of law be released, (ii) those that arise out of some action that takes place after Payne signs this Agreement, and (iii) those that claim that Gannett has broken this Agreement.

D. Payne agrees that he will not say later that some particular legal claim or claims are not covered by the Release of Claims because he was unaware of the claim or claims, because he overlooked them, or because he made an error.

E. Payne specifically confirms that, as far as he knows, no one has made any legal claim in any federal, state or local court or government agency based in any way on any issue relating to his employment, or the ending of his employment, with Gannett. If, at any time in the future, such a claim is made by Payne or someone acting on his behalf, or by some other person or a government agency, Payne agrees that he will be totally and completely barred from recovering any money, damages or remedy of any kind. This provision is meant to include claims that are solely on Payne’s behalf, claims that are only in part on his behalf, claims which he has authorized, as well as claims which he has not authorized.

F. This Agreement, and the Release of Claims, will not prevent Payne from filing any future administrative charges with the United States Equal Employment Opportunity Commission (EEOC) or a state fair employment practices (FEP) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or the state FEP agency. However, this Agreement, and the Release of Claims, does mean that Payne may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.

4.                                      Restrictive Covenants.

A.                                    Payne agrees that (i) during the period of his continued employment hereunder and (ii) for a period of six months after he ceases employment, he will not, without the written consent of Gannett, seek or obtain a position with a Competitor. (For the purposes of this Section 4, “Competitor” means any of the companies identified on the Attachment A hereto.)

B.                                    Payne agrees that the relationship between Gannett and each of its employees and contractors constitutes a valuable asset of Gannett and may not be converted to Payne’s own use.  Accordingly, Payne hereby agrees that (i) during the period of his continued employment hereunder and (ii) for a period of one (1) year after he ceases employment, he shall not directly or indirectly, on his own behalf or on behalf of another person, solicit or induce any employee or contractor to terminate his or her employment or contract relationship with Gannett or any affiliate of Gannett or to enter into employment or a contract relationship with another person.  The foregoing shall not apply to employees or contractors who respond to solicitations of employment or contract relationships directed to the general public or who seek employment or contract relationship at their own initiative.

C.                                    Payne acknowledges that during the course of his employment with Gannett and as part of the performance of his duties, he came into the possession of information which Gannett considers to be Confidential and Proprietary Information and which is not generally disclosed or made known to the trade or public. This includes, but is not limited to, information bearing on budgets, research, marketing, personnel, finances, strategic planning, management of the company and its affiliated companies, and relationships with vendors and suppliers. Payne agrees that he will retain all Confidential and Proprietary Information in confidence and will not use or disclose to anyone any such Confidential or Proprietary Information, in any form, subject to compliance with applicable laws.

D.                                    Payne agrees that due to his position of trust and confidence the restrictions contained in this Section 4 are reasonable, and the benefits conferred on him in this Agreement, including his severance, are adequate consideration.

E.                                     Payne acknowledges that a breach of this Section 4 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages.  Accordingly, he acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach or a threatened or impending breach, and Gannett shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this Section 4 shall be extended for a period of time equal to the duration of any breach or violation thereof.

F.                                      In the event of Payne’s breach of this Section 4, in addition to the injunctive relief described above, Gannett’s remedy shall include (i) the right to require Payne to account for and pay over to Gannett all compensation, profits, monies, accruals, increments or other benefits derived or received by Payne as the result of any transactions constituting a breach of the restrictive covenants in this Section 4, and (ii) in the case of a breach during the period described in Section 4.A (ii) or 4.B (ii) above, the forfeiture and return to Gannett of any payment made under Section 1.C above.

G.                                    In the event any provision of this Section 4 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates, or effect any other change to the extent necessary to render this Section 4 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

5.                                      Confidentiality.  Payne agrees to keep confidential the specific terms of this Agreement and to not disclose or discuss the specific terms of this Agreement with anyone other than his legal, financial and tax advisors, and members of his immediate family, except as may be required by law or in any dispute over the breach of this Agreement. Gannett will not disclose or discuss the specific terms of this Agreement with anyone other than its attorneys, accountants, directors, officers, or employees (as necessary), except in any dispute over the breach of this Agreement, as may be required by SEC or other government rule or regulation, or as otherwise required by law.

6.                                      Non-Disparagement. Payne will not make any statements, oral or written, or cause or allow to be published in his name, or under any other name, any statements, interviews, articles, editorials or commentary (oral or written) including blog posts and posts in any social media space, that is intended to be or would reasonably be expected to be understood to be critical or disparaging of Gannett (to include without limitation Gannett/SpinCo and TEGNA/RemainCo), any product or service of Gannett or its subsidiary, related or affiliated companies, or any officers, employees or directors of Gannett. Gannett (to include without limitation Gannett/SpinCo and TEGNA/RemainCo) and its officer and directors will not make any statements, oral or written, or cause or allow to be published in its name, or under any other name, any statements, interviews, articles, editorials or commentary (oral or written) including blog posts and posts in any social media space, that is intended to be or would reasonably be expected to be understood to be critical or disparaging of Payne.

7.                                      Indemnification. Gannett shall indemnify and hold Payne harmless from and against any third party claim or liability (including reasonable attorneys’ fees) arising out of the performance of his duties on the same basis and to the same extent as such indemnification was available during his active employment.

8.                                      Legal Expenses and Interest.  If, with respect to any alleged failure by Gannett to comply with any of the terms of this Agreement, Payne institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter Gannett is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then Gannett shall indemnify Payne for his reasonable attorneys’ fees and costs in connection with such legal action.  Gannett shall pay Payne such indemnified expenses, if any, by the end the calendar year in which such judgment is reached or, if later, by the 15th day of the third month after the date on which such judgment is reached.

9.                                      Transferability.  The rights, benefits and obligations of Gannett under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Gannett,” or “Gannett/SpinCo” is used in this Agreement, such term shall mean and include Gannett Co., Inc. and TEGNA, as well as their successors and assigns.  The rights and benefits of Payne under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution.

10.                               Severability.  If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

11.                               Amendment; Waiver.  This Agreement contains the entire agreement of the parties with respect to the matters contained herein; provided however, this Agreement does not supersede or abrogate any rights of Payne under any plans that he is subject to or may in the future be subject to by virtue of the specific positions held with Gannett Co. Inc. and/or Gannett/SpinCo, except for Payne’s rights to cash severance payments as to which paragraph 2(i) herein shall control. For the purpose of clarity, nothing in this Agreement shall be construed to supersede, limit or abrogate Payne’s rights to any equity related or other non-cash benefit that might be available to him under or pursuant to any change in control plan, benefit or provision that is already in place or that may be put in place for the Gannett/SpinCo leadership team at the time of or subsequent to the Spin. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto.  No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

12.                           Tax Withholding.  Gannett may withhold from any payments due to Payne hereunder, such amounts as are required to be withheld under applicable federal, state and local tax laws.

13.                               Section 409A.  The parties intend that benefits under this Agreement are to be either exempt from, or comply with, the requirements of Section 409A of the Code, as amended, and the Treasury Department regulations and other authoritative guidance issued thereunder, and shall be interpreted and administered in accordance with the intent that Payne not be subject to tax under Section 409A of the Code.  If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any reference in this Agreement to “terminates employment”, “employment terminates”, or similar phrase shall mean an event that constitutes a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary contained herein, in the event that Gannett determines that payments or benefits under this Agreement would otherwise be subject to tax under Section 409A of the Code because Payne is a “specified employee” within the meaning of Section 409A of the Code, such payments or benefits shall not commence until the first day of the seventh month after the Termination Date (or, if earlier, the date Payne dies).

14.                               Recovery of Compensation in Restatement Situations.  Gannett will, to the extent permitted or required by governing law or regulations, as may be amended from time to time, or its recoupment or clawback policy, as may be amended from time to time, require reimbursement of any compensation paid to Payne after the date hereof where (a) Gannett is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws; (b) the compensation payment was predicated upon the achievement of certain financial results, and (c) a lower payment would have been made to Payne based upon the restated financial results.  In each such instance, Gannett will seek to recover Payne’s relevant compensation paid over a period of no less than three years prior to the restatement, regardless of whether Payne is then employed by Gannett.

15.                               Governing Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

16.                               OWBPA Compliance. It is the intention of both Gannett and Payne that this Agreement, in particular the releases and waivers contained herein, comply fully with the statutory and regulatory requirements of the Older Worker Benefit Protection Act (OWBPA). For that reason, this Agreement will remain open and available to Payne for up to twenty-one (21) calendar days, beginning on the date the Agreement is first delivered to him.  Subsequent modifications to the provisions of the Agreement as may be made at the request of or in response to requests from Payne or his legal counsel shall not operate to extend or renew this 21 day consideration period. Should Payne accept all the terms of this offer by signing this Agreement, he may nevertheless revoke this Agreement within seven (7) days after signing it. Notice of revocation must be provided in writing (via letter, fax or email) to counsel for Gannett, Todd Mayman, Senior Vice President, General Counsel, Gannett Co. Inc., 7950 Jones Branch Drive, McLean VA 22107. In the absence of a revocation by Payne, this Agreement shall be effective immediately upon expiration of the 7 day revocation period. Payne is advised to consult with legal counsel prior to signing this Agreement. By signing this Agreement Payne acknowledges that he has carefully read this Agreement and understands its terms, that he has in fact consulted with legal counsel, that the terms hereof have been negotiated, in part, by and through his legal counsel, that he has voluntarily executed this agreement and that he fully appreciates the effect of doing so.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GANNETT CO., INC.

By:
Gracia C. Martore
President and Chief Executive Officer
Gannett Co., Inc.
And
President and CEO Designee
TEGNA/RemainCo

Date: June 5, 2015

Robert Dickey
President and CEO Designee
Gannett/SpinCo.

Date:

David Payne

Date: June 5, 2015